Exhibit 11

June 11, 2021

Federated Hermes World Investment Series, Inc.

4000 Ericsson Drive

Warrendale, PA 15806-7561

Ladies and Gentlemen:

We have acted as counsel to Federated Hermes World Investment Series, Inc., a Maryland corporation (the “Corporation”), on behalf of the Corporation’s segregated portfolios of assets (“series”) listed under the heading “Surviving Funds” on Schedule A attached hereto (“Schedule A”) (each, a “Surviving Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”), registering the classes of the Surviving Funds listed on Schedule A to be issued pursuant to the Agreements and Plans of Reorganization (each, an “Agreement”), entered into by the Corporation, respectively, on behalf of each Surviving Fund, and the Advisers’ Inner Circle Fund II, a Massachusetts business trust, on behalf of each of its series listed under the heading “Reorganizing Funds” on Schedule A (each a “Reorganizing Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

Each Agreement, in the form to be adopted by each Surviving Fund and the corresponding Reorganizing Fund, provides that each class of shares of a Reorganizing Fund will merge into the corresponding class of shares of the corresponding Surviving Fund in exchange solely for shares (“Shares”) of the Surviving Fund, as shown in Schedule A.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act and Item 16(11) of Form N-14 under the 1933 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)	the combined proxy statement and prospectus, including the form of Agreement attached as Annex A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Proxy Statement/Prospectus”);
(ii)	the Corporation’s Articles of Incorporation and By-Laws, as applicable, in effect on the date of this opinion letter; and
(iii)	the resolutions adopted by the directors of the Surviving Funds relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Agreements.

We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Surviving Funds are actually serving in such capacity, and that the representations of officers of the Surviving Funds are correct as to matters of fact. We have not independently verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Surviving Funds. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by each Surviving Fund; and
2.	When issued and consideration therefor has been paid in accordance with each Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the SEC thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

Reorganizing Funds (each a series of Advisers’ Inner Circle Fund II)	Surviving Funds (each a series of Federated Hermes World Investment Series, Inc.)
Hancock Horizon Diversified International Fund	Federated Hermes International Leaders Fund
Institutional Class Shares	Institutional Shares
Investor Class Shares	Class A Shares

Hancock Horizon International Small Cap Fund	Federated Hermes International Small-Mid Company Fund
Institutional Class Shares	Institutional Shares
Investor Class Shares	Class A Shares